[Morris, Nichols, Arsht & Tunnell LLP Letterhead]

January 26, 2018

Prudential Investment Portfolios 18

655 Broad Street -- 17th Floor South

Newark, New Jersey 07102

Re:       Prudential Jennison MLP Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel to Prudential Investment Portfolios 18 (formerly known as Prudential Jennison 20/20 Focus Fund, Jennison 20/20 Focus Fund, Prudential 20/20 Focus Fund and Prudential 20/20 Fund), a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the formation of the Trust and the issuance of Class Q (the “New Class”) shares (the “Shares”) of Prudential Jennison MLP Fund, a Series of the Trust (the “Fund”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Restated Agreement and Declaration of Trust of the Trust dated as of May 25, 2004 (as amended by the December 2016 Resolutions (as defined below), the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Post-Effective Amendment No. 39 (the “Post-Effective Amendment”) to Registration Statement No. 333-43491 under the Securities Act of 1933 on Form N-1A of the Trust to be filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on December 18, 1997 (the “Certificate”); the First Amendment to Certificate of Trust of the Trust as filed in the State Office on April 16, 1998; the Certificate of Amendment to the Certificate of Trust of the Trust as filed in the State Office on July 2, 2003; the Certificate of Amendment to the Certificate of Trust of the Trust as filed in the State Office on February 4, 2010; the Certificate of Amendment to the Certificate of Trust of the Trust as filed in the State Office on October 3, 2013; the Agreement and Declaration of Trust of the Trust dated December 17, 1997 (the “Original Governing Instrument”); the First Amendment to the Original Governing Instrument dated February 19, 1998 (the “First Amended Governing Instrument” and as amended by the December 2002 Resolutions (as defined below), the “Second Amended Governing Instrument”, and as amended by the April 2003 Resolutions (as defined below), the “Third Amended Governing Instrument”, and as amended by the May 2003 Resolutions (as defined below), the “Fourth Amended Governing Instrument”); the Governing Instrument; the original By-laws of the Trust (the “Original By-laws”); the By-laws of the Trust as amended on March 1, 2000 (the “First Amended By-laws” and as amended by the April 2003 Resolutions, the “Second Amended By-laws”, and as amended by the May 2003 Resolutions, the “Third Amended By-laws”); the Restated By-laws of the Trust dated as of May 25, 2004 (the “Restated By-laws); a Unanimous Written Consent of the Board of Trustees of the Trust dated December 30, 1997; the Minutes of the Organizational Meeting of the Board of Trustees dated February 11, 1998; the Minutes of the Special Telephonic Meeting of the Board of Trustees of the Trust dated December 12, 2002 (the “December 2002 Resolutions”) amending the Original Governing Instrument to change the name of the Trust from “Prudential 20/20 Focus Fund” to “Jennison 20/20 Focus Fund”; the Minutes of the Special Telephone Meeting of the Board of Trustees of the Trust dated April 11, 2003 (the “April 2003 Resolutions”) adopting and approving certain amendments to the Second Amended Governing Instrument and the First Amended By-laws; the Minutes of the Regular Meeting of the Board of Trustees of the Trust dated May 27, 2003 relating to certain amendments to the Third Amended Governing Instrument and the Second Amended By-laws (collectively with the April 2003 Resolutions, the “Amendment Resolutions”); resolutions prepared for adoption at a meeting of the Trustees of the Trust held on September 21, 2016 relating to the creation of the New Class, the filing of the Registration Statement and the issuance of the Shares (the “Authorizing Resolutions”); resolutions prepared for adoption at a meeting of the Trustees of the Trust held on December 8, 2016 (the “December 2016 Resolutions” and collectively with the Registration Statement, the Governing Instrument, the Restated By-laws, the Authorizing Resolutions and all of the other foregoing actions by the Trustees of the Trust, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including, without limitation, the due adoption by the Trustees of the Amendment Resolutions together with the other resolutions of the Trustees referenced above and the due adoption of the Authorizing Resolutions by the Trustees prior to the first issuance of Shares pursuant thereto) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for Shares, and the application of such consideration, as provided in the Original Governing Instrument, the First Amended Governing Instrument, the Second Amended Governing Instrument, the Third Amended Governing Instrument, the Fourth Amended Governing Instrument and the Governing Documents, as applicable, the satisfaction of all conditions precedent to the issuance of Shares and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate the Fund as a Series of the Trust and to designate the New Class as a Class of shares of the Fund and the rights and preferences attributable thereto prior to the issuance thereof); (iv) that the amendments to the Second Amended Governing Instrument and the First Amended By-laws as adopted by the Trustees pursuant to the April Resolutions were duly approved by the requisite vote of the Shareholders of the Trust; (v) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares; (vi) that, subsequent to the filing of the Certificate, no event has occurred, or prior to the issuance of the Shares will occur, that would cause a termination, dissolution or reorganization of the Trust under Sections 2 or 3 of Article VIII of the Governing Instrument, Sections 2 or 3 of Article VIII of the Fourth Amended Governing Instrument, Sections 2 or 3 of Article VIII of the Third Amended Governing Instrument, Sections 2 or 3 of Article VIII of the Second Amended Governing Instrument, Sections 2 or 3 of Article VIII of the First Amended Governing Instrument or Sections 2 or 3 of Article VIII of the Original Governing Instrument, as applicable; (vii) that, subsequent to the filing of the Certificate, no event has occurred, or prior to the issuance of the Shares will occur, that would cause a termination, dissolution or reorganization of the Fund under Section 6 of Article III or Sections 2 or 3 of Article VIII of the Governing Instrument, Section 6 of Article III or Sections 2 or 3 of Article VIII of the Fourth Amended Governing Instrument, Section 6 of Article III or Sections 2 or 3 of Article VIII of the Third Amended Governing Instrument, Section 6 of Article III or Sections 2 or 3 of Article VIII of the Second Amended Governing Instrument, Section 6 of Article III or Sections 2 or 3 of Article VIII of the First Amended Governing Instrument or Section 6 of Article III or Sections 2 or 3 of Article VIII of the Original Governing Instrument, as applicable; (viii) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; (ix) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument, the Fourth Amended Governing Instrument, the Third Amended Governing Instrument, the Second Amended Governing Instrument, the First Amended Governing Intermediate or the Original Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; (x) that any name changes of the Trust or the Fund have been accomplished in accordance with, and as permitted by, the provisions of the Original Governing Instrument, the First Amended Governing Instrument, the Second Amended Governing Instrument, the Third Amended Governing Instrument, the Fourth Amended Governing Instrument and the Governing Instrument, as applicable, at the time of any such name changes; and (xi) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents, facts or circumstances that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of the Registration Statement, or any other registration or offering documentation relating to the Trust, the Fund or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.                  The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

2.                  The Shares to be issued and delivered to Shareholders of the Fund, upon issuance, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied on by any other person or entity or for any other purpose without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering

Louis G. Hering

11362903.1